Exhibit 99.1

  Ur-Energy Releases 2018 Q3 Results

Littleton, Colorado (PR Newswire – October 26, 2018) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2018, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and Canadian securities authorities on SEDAR at www.sedar.com.

Ur-Energy Chair and CEO, Jeffrey Klenda said, “Our strategy to limit development and supplement production with cost effective purchases allowed us to again increase our inventory position, which now stands at nearly 330,000 pounds of finished product with a current market value of over $9.0 million. This readily salable inventory, combined with our strong cash position and solid book of 2019 purchase and sale contracts, puts us in an enviable position as we await the outcome of the Section 232 Trade Action process.”

Lost Creek Uranium Production and Sales

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables:

Production and Production Costs	Unit		2018 Q3	2018 Q2	2018 Q1	2017 Q4	2018 YTD

Pounds captured		lb	80,604	89,209	84,047	67,982	253,860
Ad valorem and severance tax		$000	$81	$133	$179	$160	$393
Wellfield cash cost (1)		$000	$422	$516	$671	$686	$1,609
Wellfield non-cash cost (2)		$000	$400	$400	$403	$575	$1,203
Ad valorem and severance tax per pound captured	$	/lb	$1.00	$1.49	$2.13	$2.35	$1.55
Cash cost per pound captured	$	/lb	$5.24	$5.78	$7.98	$10.09	$6.34
Non-cash cost per pound captured	$	/lb	$4.96	$4.48	$4.79	$8.44	$4.74

Pounds drummed		lb	78,441	74,302	79,961	60,461	232,704
Plant cash cost (3)		$000	$1,109	$1,230	$1,226	$1,210	$3,565
Plant non-cash cost (2)		$000	$485	$493	$492	$493	$1,470
Cash cost per pound drummed	$	/lb	$14.14	$16.57	$15.33	$20.01	$15.32
Non-cash cost per pound drummed	$	/lb	$6.18	$6.64	$6.15	$8.15	$6.32

Pounds shipped to conversion facility		lb	72,902	74,416	73,515	73,367	220,833
Distribution cash cost (4)		$000	$36	$34	$19	$48	$89
Cash cost per pound shipped	$	/lb	$0.49	$0.46	$0.26	$0.65	$0.40

Pounds purchased		lb	-	100,000	370,000	-	470,000
Purchase costs		$000	$-	$2,225	$9,251	$-	$11,476
Cash cost per pound purchased	$	/lb	$-	$22.25	$25.00	$-	$24.42

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight-line basis, so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.

[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit			2018 Q3	2018 Q2	2018 Q1	2017 Q4	2018 YTD

Pounds sold		lb		-	100,000	380,000	-	480,000
U3O8 sales		$000		$-	$3,790	$19,663	$-	$23,453
Average contract price	$	/lb		$-	$37.90	$52.50	$-	$49.39
Average spot price	$	/lb		$-	$-	$23.75	$-	$23.75
Average price per pound sold	$	/lb		$-	$37.90	$51.74	$-	$48.86

U3O8 cost of sales (1)		$000		$170	$2,225	$9,758	$376	$12,153
Ad valorem and severance tax cost per pound sold	$	/lb		$-	$-	$2.30	$-	$3.90
Cash cost per pound sold	$	/lb		$-	$-	$31.20	$-	$39.30
Non-cash cost per pound sold	$	/lb		$-	$-	$17.20	$-	$24.50
Cost per pound sold - produced	$	/lb		$-	$-	$50.70	$-	$67.70
Cost per pound sold - purchased	$	/lb		$-	$22.25	$25.00	$-	$24.42
Average cost per pound sold	$	/lb		$-	$22.25	$25.68	$-	$25.32

U3O8 gross profit		$000		$(170)	$1,565	$9,905	$(376)	$11,300
Gross profit per pound sold	$	/lb		$-	$15.65	$26.06	$-	$23.54
Gross profit margin			%	0.0%	41.3%	50.4%	0.0%	48.2%

Ending Inventory Balances
Pounds
In-process inventory		lb		14,588	43,733	28,937	26,796
Plant inventory		lb		20,944	15,391	15,504	9,043
Conversion facility inventory		lb		308,762	233,712	159,296	94,077
Total inventory		lb		344,294	292,836	203,737	129,916

Total cost
In-process inventory		$000		$359	$518	$416	$315
Plant inventory		$000		$665	$548	$538	$369
Conversion facility inventory		$000		$11,143	$8,738	$6,044	$3,831
Total inventory		$000		$12,167	$9,804	$6,998	$4,515

Cost per pound
In-process inventory	$	/lb		$24.61	$11.84	$14.38	$11.76
Plant inventory	$	/lb		$31.75	$35.61	$34.70	$40.81
Conversion facility inventory	$	/lb		$36.09	$37.39	$37.94	$40.72

Note:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

There were no U3O8 sales during the quarter. Year-to-date sales data are presented here:

Total Cost Per Pound Sold Reconciliation	Unit		2018 Q3	2018 Q2	2018 Q1	2017 Q4	2018 YTD

Ad valorem & severance taxes		$000	$81	$133	$179	$160	$393
Wellfield costs		$000	$822	$916	$1,074	$1,260	$2,812
Plant and site costs		$000	$1,594	$1,723	$1,718	$1,703	$5,035
Distribution costs		$000	$36	$34	$19	$48	$89
Inventory change		$000	$(2,364)	$(2,806)	$(2,483)	$(2,795)	$(7,653)
Cost of sales - produced		$000	$170	$-	$507	$376	$677
Cost of sales - purchased		$000	$-	$2,225	$9,251	$-	$11,476
Total cost of sales		$000	$170	$2,225	$9,758	$376	$12,153

Pounds sold produced		lb	-	-	10,000	-	10,000
Pounds sold purchased		lb	-	100,000	370,000	-	470,000
Total pounds sold		lb	-	100,000	380,000	-	480,000

Average cost per pound sold - produced (1)	$	/lb	$-	$-	$50.70	$-	$67.70
Average cost per pound sold - purchased	$	/lb	$-	$22.25	$25.00	$-	$24.42
Total average cost per pound sold	$	/lb	$-	$22.25	$25.68	$-	$25.32

Note:

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in our filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Equity Financing

In September, the Company announced a US$10 million public offering of common shares. The offering of 12,195,122 common shares and accompanying warrants to purchase up to 6,097,561 common shares, at a combined public offering price of $0.82 per common share and accompanying warrant, closed on September 25, 2018. Ur-Energy also granted the underwriters a 30-day option to purchase up to 1,829,268 additional common shares and warrants to purchase up to an aggregate of 914,634 common shares on the same terms. The 30-day option period has now expired. The underwriters exercised a portion of their option to purchase additional securities at closing, acquiring 867,756 additional warrants to purchase an aggregate of 433,878 common shares. The underwriters made no further exercise of the option to purchase additional securities after closing. Including the partial exercise of the option at closing, Ur-Energy issued a total of 12,195,122 common shares and 13,062,878 warrants to purchase up to 6,531,439 common shares. Net proceeds from the offering were approximately $9.2 million. We anticipate that proceeds from the offering will be used to maintain and enhance operational readiness; additionally, proceeds may be used for working capital and general corporate purposes.

Continuing Guidance for 2018

At the end of the third quarter of 2018, the average spot price of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, had increased to approximately $27.50 per pound. Market fundamentals have not changed sufficiently to warrant further development of Mine Unit Two. We anticipate meeting our projected production level of 250,000 to 300,000 pounds drummed for the year.

Through September 30, 2018, we sold 470,000 pounds of U3O8 under term contracts at an average price of approximately $49.39 per pound and 10,000 pounds of U3O8 under a spot sale for $23.75 per pound. We purchased 470,000 pounds at an average cost of $24.42 per pound. The remaining 10,000 pounds were delivered from our produced inventory. We have no more contract sales scheduled in 2018.

No additional new production areas are currently planned for the remainder of the year. Production guidance for Q4 is between 40,000 and 60,000 pounds U3O8 dried and drummed. Full year 2018 guidance, similar to 2017, estimates production of between 250,000 and 300,000 pounds, but our production rate may be adjusted based on operational matters and other indicators in the market.

As at October 24, 2018, our unrestricted cash position was $10.7 million.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south- central Wyoming. We have produced, packaged and shipped more than 2.4 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and to construct and operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair and CEO

866-981-4588

Jeff.Klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production, including the ability to meet production targets and continue to build inventory; timing and results of our efforts to permit future operations at LC East and Shirley Basin) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.